Exhibit 3.3

Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “CF FINANCE ACQUISITION CORP. IV”, FILED IN THIS OFFICE ON THE TWENTY-THIRD DAY OF SEPTEMBER, A.D. 2020, AT 3:03 O`CLOCK P.M.

SECOND CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF INCORPORATION
OF
CF FINANCE ACQUISITION CORP. IV

CF Finance Acquisition Corp. IV, a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1.                  The Certificate of Incorporation of the Corporation is hereby amended by inserting the following additional Section 4.5 to Article Fourth:

“Section 4.5. Forward Stock Split. Upon this Second Certificate of Amendment to the Certificate of Incorporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the “Second Amendment Effective Time”), each share of the Class B Common Stock issued and outstanding immediately prior to the Second Amendment Effective Time, will be automatically converted into 1.25 shares of Class B Common Stock. Any stock certificate that, immediately prior to the Second Amendment Effective Time, represented shares of Class B Common Stock (“Old Certificates”) will, from and after the Second Amendment Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of shares of Class B Common Stock as equals the product obtained by multiplying the number of shares of Class B Common Stock represented by the Old Certificate immediately prior to the Second Amendment Effective Time by 1.25.”

2.                  The foregoing amendment was duly adopted in accordance with the provisions of Section 242 and 228 (by the written consent of the stockholders of the Corporation) of the General Corporation Law of the State of Delaware.

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IN WITNESS WHEREOF, this Certificate of Amendment of the certificate of Incorporation has been executed by a duly authorized officer of this corporation this 23rd day of September, 2020.

CF FINANCE ACQUISITION CORP. IV

By:	/s/ Howard W. Lutnick
Howard W. Lutnick Chairman and Chief Executive Officer

[Second Certificate of Amendment of the Certificate of Incorporation of CF Finance Acquisition Corp. IV]